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                                 AMENDMENT NO. 1

                                       TO

                                    AGREEMENT

          AMENDMENT NO. 1 dated April 27, 1997 to AGREEMENT made and entered into the 27th day of January, 1984 (the "Agreement") by and between Hein Werner Corporation, a Wisconsin corporation (herewith called the "Company") and Joseph
L. Dindorf, President, Chief Executive Officer and a director of the Company (herewith called "Officer").

          A. The parties have negotiated and reached agreement on certain amendments to the Agreement.

          B. The parties desire to set forth herein the amendments to the Agreement. In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Paragraph 2 of the Agreement is hereby amended so that as amended Paragraph 2 shall read as follows:

          Payment to the Officer. In the event that there shall be a Change of Control of the Company at a time when the Officer shall be an active director and employee of the Company, the Officer shall be entitled to receive upon such Change of Control of Company the amount of $995,000 payable immediately in cash upon such Change of Control of the Company.

          2. The Agreement is further amended by adding Paragraph 6 to read as follows:

          Inadvertent Overpayments. The Company and Officer intend that any payment made in accordance with Paragraph 2 of this Agreement not result in an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or any successor provision of the Code (to the extent that Section 280G or any successor provision are applicable to this Agreement). Accordingly, and notwithstanding any other provision of this Agreement, if any portion of a payment made in accordance with Paragraph 2 of this Agreement, when considered in conjunction with any other payment or benefit under any other agreement with or plan of the Company or an affiliate of the Company (in the aggregate, "Total Payments") is conclusively



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          determined to constitute an "excess parachute payment", then the maximum payment to which the Officer is entitled to under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Officer is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Officer could receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the Company may pay without loss of deduction under Section 280G of the Code (or any successor provision). The excess of the Total Payments over the maximum payment described in the preceding sentence shall constitute a loan from the Company to the Officer to be repaid to the Company with interest, compounded semi-annually, at an annual rate equal to 120 percent of the applicable Federal short-term rate under Section 1274 of the Code as of the date on which the payment under Paragraph 2 of this Agreement was made, or such other interest rate as the Internal Revenue Service may require with respect to the repayment of inadvertent overpayments.

          3. Terms defined in the Agreement are used herein with their defined meanings. Except as amended hereby the Agreement shall be and remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first above written.

                                            /s/ JOSEPH L. DINDORF
                                            ------------------------------------
                                            Joseph L. Dindorf ("Officer")

                                            HEIN WERNER CORPORATION ("Company")


                                            By /s/ REINALD D. LIEGEL
                                               ---------------------------------
                                               Senior Vice President



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